EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163104, 333-135614, 333-129267, 333-116365 and 333-58162 on Forms S-8 of our reports dated March 12, 2014, relating to the consolidated financial statements and financial statement schedule of Merit Medical Systems, Inc. and subsidiaries, and the effectiveness of Merit Medical Systems, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Merit Medical Systems, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
March 12, 2014